Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:	June 27, 2008

Contact:	Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP JOINS
RUSSELL 2000 INDEX

Smithtown, NY, June 27, 2008 - After the close of the NASDAQ Stock Market today, Smithtown Bancorp (SMTB) will be added to the Russell 2000 Index.

Membership in Russell’s U.S. equity indexes is determined primarily by market capitalization rankings. Annual reconstitution of the Russell indexes captures the largest 3,000 U.S. stocks at the end of May. The largest 1,000 companies in the ranking comprise the Russell 1000 Index, while the next largest 2,000 companies become part of the Russell 2000 Index. The “Russell 2000” is widely-used as a barometer for the performance of mid-cap and small-cap stocks.

Smithtown Bancorp was previously added to the Russell 2000 Index in June 2004 and June 2006. As is often the case for stocks being added to the Index, trading in the Company’s shares was volatile and heavy on the reconstitution dates in 2004 and 2006.

During the past few years, the average daily trading volume in the Company’s shares has been between 10,000 and 20,000 shares per day. On the Russell reconstitution date in 2004, approximately 464,000 of the Company’s shares were traded. In 2006, approximately 876,000 shares were traded on the reconstitution date. Many of these shares were purchased by or for Russell Index mutual funds, which are required to own the shares of the newly-added companies when the Index is reconstituted.

The annual Russell reconstitution is usually one of the most highly-anticipated and heaviest trading days in the U.S. equity market, as asset managers seek to reconfigure their portfolios to reflect the composition of Russell’s indexes. In fact, NASDAQ’s “Closing Cross” system processed more than 678 million shares, representing $11.7 billion, in a record 1.9 seconds during last year’s Russell Index reconstitution.